Press Release                                Source: Westside Energy Corporation

Westside Energy Announces Executive Promotions
Thursday June 1, 9:00 am ET

HOUSTON, June 1 /PRNewswire-FirstCall/ -- Westside Energy Corporation (Amex: WHT
- News), an oil and gas company with operations focused on the acquisition, exploration and development of natural gas in the Barnett Shale play in North Texas, today announced that its Board of Directors has approved the following promotions and changes in the composition of senior management.

Douglas G. Manner was elected to the position of Chief Executive Officer, effective June 1, 2006. Manner previously served as the company's Chief Operating Officer and has served as a Director since March 2005. Prior to joining Westside in January 2006, Manner held various senior executive positions at international and domestic exploration and production companies, including Kosmos Energy as Chief Operating Officer, Mission Resources as Chairman and CEO, Bellwether Exploration as Chairman and CEO, and Gulf Canada Resources as Chief Operating Officer. He also was employed for 15 years in management positions as a reservoir engineer at Ryder Scott Petroleum Engineers. He also serves on the Board of Directors of Cordero Energy, Zenas Energy and Rio Vista Energy Partners, L.P. Manner received a Bachelor of Science degree in mechanical engineering from Rice University. He is a professional engineer certified by the Texas Board of Professional Engineers, and he is a member of the Society of Petroleum Engineers.

Jimmy D. Wright, who since co-founding Westside, served as Chief Executive Officer, President and Chief Financial Officer, will now hold the positions of President and Chief Operating Officer. Prior to co-founding Westside, Wright served in senior management positions at EnergyClear, an over-the-counter energy clearinghouse approved by the Commodity Futures Trading Commission. Prior to that, he held various senior management positions with Midcoast Energy Resources Inc., a pipeline operator later merged into Enbridge, Inc. Wright holds a Bachelor of Science degree in Mechanical Engineering from the University of Memphis.

In a final election by the Board of Directors, Sean J. Austin was named Chief Financial Officer. Joining Westside in May 2005, he has served as Vice President and Corporate Controller, positions he will continue to hold in addition to CFO. Previously, Austin spent 23 years with Amerada Hess, now Hess Corporation, holding senior management positions in the company's New York and Houston offices. His positions during his Hess career included Vice President, Finance and Administration, Exploration and Production and Vice President and Corporate Controller. Prior to joining Amerada Hess, Austin served as an officer in the United States Navy. He holds a Bachelors degree in Accounting from the University of Notre Dame and a Master of Business Administration degree from the Amos Tuck School of Business at Dartmouth College.

Management Comment

Keith D. Spickelmier, Chairman of the Board said: "The recent promotions are indicative of the growth we are experiencing. Our well-rounded management team, especially for a company of our size, brings complementary skill sets, including Doug's technical and operational strengths which were instrumental in running both public and private companies throughout his career. Sean's public company financial and reporting acumen are indeed a benefit to Westside, especially in a time when talent in our industry is in short supply. By shifting Jimmy's role to President and Chief Operating Officer, we can best leverage his expertise as a corporate development specialist and as a skilled transaction negotiator. Now, Doug, Jimmy and Sean can focus on their core competencies which will be of added benefit to Westside and its shareholders."

About Westside Energy Corporation


Houston-based Westside Energy is an oil and gas company focused on exploiting its 73,925 gross (65,989 net) acres in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company's website www.westsideenergy.com.


Forward-Looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.




Source: Westside Energy Corporation